Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Strong Fourth Quarter and Full Year 2022 Results
-- Provides 2023 Earnings Guidance --

NEW YORK, NY, February 14, 2023 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2022.

"Urban Edge ended the year with strong results, most notably a 22% increase in fourth quarter FFO as Adjusted compared to fourth quarter 2021 and an 11% increase year-over-year,” said Jeff Olson, Chairman and CEO. “Among the highlights, our continued leasing momentum yielded over one million square feet of new leases executed in 2022, with an additional 800,000 square feet of leases under negotiation. We have visible NOI growth from our leased but not open pipeline, which increased by $5 million during the quarter to $29 million, representing 12% of current NOI. The majority of these leases are included in our active redevelopment pipeline which is expected to generate an approximate 12% unleveraged yield. Overall, we are very pleased with the strong performance that our team delivered in 2022 and are confident that our strategy focused on operating and redeveloping best-in-class retail properties in prime locations in high density markets continues to position us to deliver enhanced long-term value for our stakeholders."

Financial Results(1)(2)
•Generated net income attributable to common shareholders of $13.7 million, or $0.12 per diluted share, for the quarter compared to $42.5 million, or $0.36 per diluted share, for the fourth quarter of 2021, and $46.2 million, or $0.39 per diluted share for the year ended December 31, 2022 compared to $102.7 million, or $0.88 per diluted share, for the year ended December 31, 2021. The decrease was primarily due to gains recognized on the sale of real estate in 2021 and the accelerated amortization of below-market lease intangibles in connection with the termination of certain leases in the fourth quarter of 2021.
•Generated Funds from Operations ("FFO") applicable to diluted common shareholders of $38.8 million, or $0.32 per share, for the quarter compared to $67.8 million, or $0.56 per share, for the fourth quarter of 2021, and $145.2 million, or $1.19 per share, for the year ended December 31, 2022 compared to $180.3 million, or $1.48 per share, for the year ended December 31, 2021. The year-over-year decrease was primarily due to the accelerated amortization of below-market lease intangibles in connection with the termination of certain leases in the fourth quarter of 2021.
•Generated FFO as Adjusted of $40.6 million, or $0.33 per share, for the quarter compared to $33.1 million, or $0.27 per share, for the fourth quarter of 2021, and $148.5 million, or $1.21 per share, for the year ended December 31, 2022 compared to $133.5 million, or $1.09 per share, for the year ended December 31, 2021. The year-over-year increase was primarily due to rent commencements on new leases and the net impact of property acquisitions of Woodmore Towne Centre in December 2021 and The Shops at Riverwood in June 2022.

Operating Results(1)(3)
•Increased same-property Net Operating Income ("NOI"), including properties in redevelopment, by 6.2% compared to the fourth quarter of 2021 and by 2.9% compared to the year ended December 31, 2021. The year-over-year increase was primarily due to rent commencements on new leases, higher recovery income and higher percentage rent and specialty leasing income. Excluding the collection of amounts previously deemed uncollectible, the increase would have been 7.1% compared to the fourth quarter of 2021 and 4.2% compared to the year ended December 31, 2021.
•Increased same-property NOI, excluding properties in redevelopment, by 6.2% compared to the fourth quarter of 2021 and by 4.1% compared to the year ended December 31, 2021. The year-over-year increase was primarily due to rent commencements on new leases, higher recovery income and higher percentage rent and specialty leasing income. Excluding the collection of amounts previously deemed uncollectible, the increase would have been 6.1% compared to the fourth quarter of 2021 and 5.3% compared to the year ended December 31, 2021.
•Reported same-property portfolio leased occupancy of 95.4%, an increase of 200 basis points compared to September 30, 2022 and 110 basis points compared to December 31, 2021. During the fourth quarter, a 187,000 sf vacant warehouse entered the same-property pool and was subsequently leased. Excluding the impact of the property pool change, the increase in same-property portfolio leased occupancy as compared to September 30, 2022 would have been 70 basis points.
•Reported consolidated portfolio leased occupancy, excluding Sunrise Mall, of 94.8%, an increase of 300 basis points compared to September 30, 2022 and December 31, 2021.
•Executed 53 new leases, renewals and options totaling 788,000 sf during the quarter. Same-space leases totaled 564,000 sf and generated an average rent spread of 30.6% on a cash basis. The rent spread was driven by the execution of leases with Target at Bruckner Commons, T.J. Maxx at The Outlets at Montehiedra, Golf Galaxy at Goucher Commons and an industrial lease at East Hanover Warehouses.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of December 31, 2022, include:
•Total liquidity of approximately $929 million, comprised of $129 million of cash on hand and $800 million available under our revolving credit agreement.
•Mortgages payable of $1.7 billion, with a weighted average term to maturity of 4.1 years. Approximately 91% of outstanding debt is fixed rate.
•Total market capitalization of approximately $3.4 billion comprised of 122.2 million fully-diluted common shares valued at $1.7 billion and $1.7 billion of debt.
•Net debt to total market capitalization of 46%.

Leasing, Development and Redevelopment
During the quarter, the Company executed 576,000 sf of new leases, including a 139,000 sf lease with Target at Bruckner Commons and a 28,000 sf lease with T.J. Maxx at The Outlets at Montehiedra, backfilling a portion of the former Kmart spaces at these properties. The Company also executed a lease with Bestway Trucking, a logistics services company, to take over a vacant 187,000 sf warehouse acquired in 2021. The execution of this lease increased same-property leased occupancy by 130 basis points.
The Company commenced $19.9 million of redevelopment projects during the quarter and has a total of $216 million of active redevelopment projects under way, with estimated remaining costs to complete of $159.7 million. The active redevelopment projects are expected to generate an approximate 12% unleveraged yield.
During the quarter, the Company stabilized four redevelopment projects with aggregate estimated costs of $66.7 million. Kohl's commenced operations in 134,000 sf of space at Bergen Town Center during October 2022. Additionally, the first phase of the Huntington Commons redevelopment project was completed with the opening of ShopRite in December 2022. Two small shop projects were also stabilized at the Shops at Bruckner located in the Bronx, NY and at our property in Kearny, NJ.
As of December 31, 2022, the Company has signed leases that have not yet rent commenced that are expected to generate an additional $29 million of future annual gross rent, representing approximately 12% of NOI generated for the year ended December 31, 2022. Approximately $6.2 million of this amount is expected to be recognized in 2023.

2023 Outlook
The Company announced its outlook for full-year 2023 performance including anticipated net income of $0.27 to $0.33 per diluted share, FFO of $1.10 to $1.16 per diluted share, and FFO as Adjusted of $1.11 to $1.17 per diluted share. A reconciliation of net income to FFO and FFO as Adjusted, the assumptions related to the 2023 outlook, and a reconciliation bridging our 2022 FFO per diluted share to our 2023 estimates are included on page 4.

Investor Day
The Company will be hosting an Investor Day on April 18, 2023 from 2:00pm ET to 6:00pm ET at the New York Stock Exchange which will include a presentation and open discussion on the business plan and strategy.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on February 14, 2023 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13734687. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting February 14, 2023 at 11:30am ET through Tuesday, February 28, 2023 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13734687.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 10 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended December 31, 2022.
(3) Refer to page 11 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended December 31, 2022.
(4) Net debt as of December 31, 2022 is calculated as total consolidated debt of $1.7 billion less total cash and cash equivalents, including restricted cash, of $129 million.

2023 Earnings Guidance
The Company's 2023 earnings guidance anticipates net income of $0.27 to $0.33 per diluted share, FFO of $1.10 to $1.16 per diluted share, and FFO as Adjusted of $1.11 to $1.17 per diluted share. Below is a summary of the underlying assumptions and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.
The Company's full year outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of (1.0%) to 2.0%
•Same-property NOI growth, including properties in redevelopment, adjusted for the collection of amounts previously deemed uncollectible of 0.5% to 3.5%
•No new acquisitions or dispositions
•G&A expenses ranging from $35.5 million to $37.5 million
•Interest and debt expense ranging from $70.1 million to $73.0 million
•Excludes items that impact FFO comparability, including loss on extinguishment of debt or any one-time items outside of the ordinary course of business

	Guidance 2023E		Per Diluted Share
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$33,200	$40,200	$0.27	$0.33
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,600)	(1,600)	(0.01)	(0.01)
Consolidated subsidiaries	600	600	—	—
Net income attributable to common shareholders	32,200	39,200	0.26	0.32
Adjustments:
Rental property depreciation and amortization	101,300	101,300	0.83	0.83
Limited partnership interests in operating partnership	1,600	1,600	0.01	0.01
FFO Applicable to diluted common shareholders	135,100	142,100	1.10	1.16
Adjustments to FFO:
Transaction, severance and litigation expenses	900	900	0.01	0.01
FFO as Adjusted applicable to diluted common shareholders	$136,000	$143,000	$1.11	$1.17

The following table is a reconciliation bridging our 2022 FFO per diluted share to the Company's estimated 2023 FFO per diluted share:

	Per Diluted Share
	Low	High
2022 FFO per diluted share	$1.19	$1.19
Items impacting FFO comparability(1)	0.02	0.02
Interest and debt expense	(0.10)	(0.09)
Same-property NOI growth, including redevelopment	(0.02)	0.03
Recurring general and administrative and other expenses	0.01	0.01
2023E FFO per diluted share	$1.10	$1.16
(1) Includes adjustments to FFO for fiscal year 2022 which impact comparability. See "Reconciliation of Net Income to FFO and FFO as Adjusted" on page 10 for more information.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission. The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2023 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 7 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 69 properties for the quarters ended December 31, 2022 and 2021 and 68 properties for the years ended December 31, 2022 and 2021. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of

Net Income to NOI and same-property NOI included in the tables accompanying this press release. We also present this metric excluding the collection of amounts previously deemed uncollectible.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2022, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 69 properties for the quarters ended December 31, 2022 and 2021 and 68 properties for the years ended December 31, 2022 and 2021. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local vs. regional/national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the ongoing COVID-19 pandemic and related COVID-19 variants; (ii) the loss or bankruptcy of major tenants; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors, including the discontinuation of USD LIBOR, which is currently anticipated to occur in 2023; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2022.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this Press Release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
ASSETS
Real estate, at cost:
Land	$535,770	$543,827
Buildings and improvements	2,468,385	2,441,797
Construction in progress	314,190	212,296
Furniture, fixtures and equipment	8,539	7,530
Total	3,326,884	3,205,450
Accumulated depreciation and amortization	(791,485)	(753,947)
Real estate, net	2,535,399	2,451,503
Operating lease right-of-use assets	64,161	69,361
Cash and cash equivalents	85,518	164,478
Restricted cash	43,256	55,358
Tenant and other receivables	17,523	15,812
Receivables arising from the straight-lining of rents	64,713	62,692
Identified intangible assets, net of accumulated amortization of $40,983 and $37,361, respectively	62,856	71,107
Deferred leasing costs, net of accumulated amortization of $20,107 and $17,641, respectively	26,799	20,694
Prepaid expenses and other assets	77,207	74,111
Total assets	$2,977,432	$2,985,116

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,691,690	$1,687,190
Operating lease liabilities	59,789	64,578
Accounts payable, accrued expenses and other liabilities	102,519	84,829
Identified intangible liabilities, net of accumulated amortization of $40,816 and $35,029, respectively	93,328	100,625
Total liabilities	1,947,326	1,937,222
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,450,951 and 117,147,986 shares issued and outstanding, respectively	1,173	1,170
Additional paid-in capital	1,011,293	1,001,253
Accumulated other comprehensive income	629	—
Accumulated deficit	(36,104)	(7,091)
Noncontrolling interests:
Operating partnership	39,209	39,616
Consolidated subsidiaries	13,906	12,946
Total equity	1,030,106	1,047,894
Total liabilities and equity	$2,977,432	$2,985,116

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUE
Rental revenue	$101,331	$128,210	$396,376	$422,467
Other income	262	366	1,562	2,615
Total revenue	101,593	128,576	397,938	425,082
EXPENSES
Depreciation and amortization	24,871	23,797	98,432	92,331
Real estate taxes	14,202	16,018	61,864	63,844
Property operating	17,861	16,657	74,334	68,531
General and administrative	11,480	10,866	43,087	39,152
Casualty and impairment loss	—	96	—	468
Lease expense	3,133	3,207	12,460	12,872
Total expenses	71,547	70,641	290,177	277,198
Gain on sale of real estate	—	—	353	18,648
Interest income	394	57	1,107	360
Interest and debt expense	(15,468)	(13,745)	(58,979)	(57,938)
Income before income taxes	14,972	44,247	50,242	108,954
Income tax expense	(641)	(234)	(2,903)	(1,139)
Net income	14,331	44,013	47,339	107,815
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(547)	(1,688)	(1,895)	(4,296)
Consolidated subsidiaries	(109)	128	726	(833)
Net income attributable to common shareholders	$13,675	$42,453	$46,170	$102,686

Earnings per common share - Basic:	$0.12	$0.36	$0.39	$0.88
Earnings per common share - Diluted:	$0.12	$0.36	$0.39	$0.88
Weighted average shares outstanding - Basic	117,385	117,088	117,366	117,029
Weighted average shares outstanding - Diluted	121,588	117,138	121,640	121,447

Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2022 and 2021, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$14,331	$44,013	$47,339	$107,815
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(547)	(1,688)	(1,895)	(4,296)
Consolidated subsidiaries	(109)	128	726	(833)
Net income attributable to common shareholders	13,675	42,453	46,170	102,686
Adjustments:
Rental property depreciation and amortization	24,605	23,570	97,460	91,468
Gain on sale of real estate	—	—	(353)	(18,648)
Real estate impairment loss	—	96	—	468
Limited partnership interests in operating partnership	547	1,688	1,895	4,296
FFO Applicable to diluted common shareholders	38,827	67,807	145,172	180,270
FFO per diluted common share(1)	0.32	0.56	1.19	1.48
Adjustments to FFO:
Transaction, severance and litigation expenses(2)	3,132	590	4,938	861
Reinstatement of receivables arising from the straight-lining of rents, net	(149)	(1,134)	(384)	(1,216)
Real estate tax settlements related to prior periods(5)	(1,232)	—	(1,232)	—
Impact of lease terminations(3)	—	(33,462)	—	(44,540)
Tax impact of Puerto Rico transactions(4)	—	(684)	—	(1,137)
Tenant bankruptcy settlement income	—	(19)	(36)	(771)
FFO as Adjusted applicable to diluted common shareholders	$40,578	$33,098	$148,458	$133,467
FFO as Adjusted per diluted common share(1)	$0.33	$0.27	$1.21	$1.09

Weighted Average diluted common shares(1)	122,160	121,795	122,318	122,107
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarters and years ended December 31, 2022 and December 31, 2021, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Amounts for the quarter and year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(3) Amounts reflect accelerated amortization of $33.5 million and $44.5 million of below-market intangible liabilities, net of the portion attributable to noncontrolling interests, (classified within property rental revenues in the consolidated statements of income) for the quarter and year ended December 31, 2021, respectively.
(4) Amount for the quarter and year ended December 31, 2021 reflects final adjustments to local and state income taxes in connection with the debt transactions and legal entity reorganization at our malls in Puerto Rico in 2020.
(5) The real estate tax settlement adjustments related to prior periods totaled $1.4 million. The $1.2 million adjustment to FFO in calculating FFO as Adjusted is net of the portion attributable to the noncontrolling interest in Sunrise Mall.

Reconciliation of Net Income to NOI and Same-Property NOI
The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the quarters and years ended December 31, 2022 and 2021, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of NOI and same-property NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2022	2021	2022	2021
Net income	$14,331	$44,013	$47,339	$107,815
Other (income) expense	175	(37)	(125)	(561)
Depreciation and amortization	24,871	23,797	98,432	92,331
General and administrative expense	11,480	10,866	43,087	39,152
Real estate impairment loss	—	96	—	468
Gain on sale of real estate	—	—	(353)	(18,648)
Interest income	(394)	(57)	(1,107)	(360)
Interest and debt expense	15,468	13,745	58,979	57,938
Gain on extinguishment of debt	—	—	—	—
Income tax expense	641	234	2,903	1,139
Non-cash revenue and expenses	(1,969)	(36,471)	(8,257)	(55,463)
NOI	64,603	56,186	240,898	223,811
Adjustments:
Tenant bankruptcy settlement income and lease termination income	(704)	(19)	(822)	(1,313)
Sunrise Mall net operating (income) loss(5)	(794)	371	2,544	3,031
Real estate tax settlements related to prior periods(1)	(1,441)	—	(1,441)	—
Non-same property NOI and other(2)	(7,070)	(5,146)	(31,117)	(23,687)
Same-property NOI(3)	$54,594	$51,392	$210,062	$201,842
NOI related to properties being redeveloped	5,123	4,832	19,054	20,915
Same-property NOI including properties in redevelopment(4)	$59,717	$56,224	$229,116	$222,757
(1) NOI for the quarter and year ended December 31, 2022 includes $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.
(2) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.
(3) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 6.1% compared to the fourth quarter of
2021 and 5.3% compared to the year ended December 31, 2021.
(4) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 7.1% compared to the fourth quarter of
2021 and 4.2% compared to the year ended December 31, 2021.
(5) Net operating (income)/loss at Sunrise Mall for the fourth quarter and full-year 2022 includes real estate tax settlements of $1.3 million related to the current year. Excluding the impact of the current year real estate tax settlements, net operating loss for the quarter and year ended December 31, 2022 is $0.6 million and $3.9 million, respectively.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre
The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters and years ended December 31, 2022 and 2021, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2022	2021	2022	2021
Net income	$14,331	$44,013	$47,339	$107,815
Depreciation and amortization	24,871	23,797	98,432	92,331
Interest and debt expense	15,468	13,745	58,979	57,938
Income tax expense	641	234	2,903	1,139
Gain on sale of real estate	—	—	(353)	(18,648)
Real estate impairment loss	—	96	—	468
EBITDAre	55,311	81,885	207,300	241,043
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses(1)	3,132	590	4,938	861
Reinstatement of receivables arising from the straight-lining of rents, net	(149)	(1,134)	(384)	(1,216)
Real estate tax settlements related to prior periods(2)	(1,441)	—	(1,441)	—
Impact of lease terminations(3)	—	(33,462)	—	(45,943)
Tenant bankruptcy settlement income	—	(19)	(36)	(771)
Adjusted EBITDAre	$56,853	$47,860	$210,377	$193,974
(1) Amounts for the quarter and year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(2) Amount reflects $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.
(3) Amount reflects accelerated amortization of $33.5 million and $45.9 million of below-market intangible liabilities (classified within property rental revenues in the consolidated statements of income) for the quarter and year ended December 31, 2021, respectively.